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                                                                     EXHIBIT 12


                           WENDY'S INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                        FISCAL YEAR ENDED                              SIX MONTHS ENDED
                                     -----------------------------------------------------------     ----------------------
                                     12/29/91     1/3/93       1/2/94       1/1/95      12/31/95      7/2/95       6/30/96
                                     --------     ------       ------       ------      --------      ------       -------
                                                                   (Dollars in thousands)
Computation of Earnings:
  Income before income
     taxes                           $ 78,940     $103,781     $118,241     $150,293     $165,145     $ 76,874     $111,802

Add:
     Interest expense
       and amortization of
       debt expense and
       discount                        25,824       24,823       23,552       22,176       20,456       10,959       10,777

     Interest portion of
       rent expense                    15,134       16,492       17,205       17,834       19,605        8,739       10,888
                                     --------     --------     --------     --------     --------     --------     --------

Income as adjusted                    119,898      145,096      158,998      190,303      205,206       96,572      133,467



Computation of Fixed Charges:
     Interest expense and
       amortization of debt
       expense and discount            25,824       24,823       23,552       22,176       20,456       10,959       10,777

     Interest portion of rent
       expense                         15,134       16,492       17,205       17,834       19,605        8,739       10,888

     Capitalized interest                 304          447          643          651          603          220          247
                                     --------     --------     --------     --------     --------     --------     --------

Fixed  Charges                         41,262       41,762       41,400       40,661       40,664       19,918       21,912
Preferred Stock Dividends                --           --           --           --           --           --           --


Ratio of Earnings to Fixed
   Charges/ Ratio of Earnings to
  Combined Fixed Charges and
  Preferred  Stock Dividends             2.91         3.47         3.84         4.68         5.05         4.85         6.09
                                     ========     ========     ========     ========     ========     ========     ========